Mail Stop 4628
                                                           October 1, 2018


Via E-mail
Ryan Dalton
Chief Financial Officer
Parsley Energy, Inc.
303 Colorado Street, Suite 3000
Austin, Texas 78701

       Re:    Parsley Energy, Inc.
              Form 10-K for Fiscal Year Ended December 31, 2017
              Filed February 28, 2018
              File No. 001-36463


Dear Mr. Dalton:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          /s/ Brad Skinner for

                                                          Ethan Horowitz
                                                          Accounting Branch
Chief
                                                          Office of Natural
Resources